April 26, 2002

Zachary Snow, Esq.
27 Bank Street
New York, NY 10014

Dear  Zachary:

On behalf of Primus Corporate Services, Inc. (the "Company"), I am pleased to offer you employment with the Company on the following terms and conditions:

1.   Employment. This Letter Agreement will govern the terms and conditions of your employment from the date you commence employment (the "Commencement
     Date") until the third anniversary thereof (the "Term"). We would like you to commence employment as soon as possible after you accept our offer, but would ask that you start no later than May 13, 2002.

2.   Position; Duties. You will be employed by the Company as General Counsel of the Company and its affiliates. You will report directly to the Chief
     Executive Officer of the Company, and will perform such duties as may be specified by the Company from time to time not inconsistent with your position as General Counsel. While employed, you will be a member of the top level internal management committee that may be created at the Company, its ultimate parent, and their principal operating subsidiaries. You agree to use your best efforts to perform such duties faithfully, to devote all of your working time, to the business of the Company and its subsidiaries and affiliates, and while you remain employed with the Company, you will not engage in any other business activity that is in conflict with your duties and obligations to the Company and its subsidiaries and affiliates.

3.   Base Salary. You will be paid a base salary at an annual rate of $200,000, payable in accordance with the normal payroll practices established by the
     Company. Your base salary will be reviewed at least once in each calendar year and may be subject to upward (but not downward) adjustment.

4.   Annual Bonus. You will be entitled to participate in the Primus Annual
     Performance Bonus Plan (the "Plan"), a copy of which will be provided to you. You will be entitled to a payout equal to no less than 7% of the bonus pool under the Plan, provided that, with respect to 2002, you will be entitled to a minimum cash bonus of $200,000.

5.   Benefits. The Company will provide you with such vacation (which for each full year of employment, shall not be less than 4 weeks), fringe benefits and insurance coverages that it will establish for its senior executives, including coverages for medical, dental, prescription drugs, vision, death and disability (collectively, "Health Coverage"). You will also be entitled to participate in any future executive compensation plans established by the Company or Primus Guaranty at a level commensurate with your position with the Company.

6.   Stock Award. Upon or as soon as practicable after the Commencement Date, you will be awarded (the "Restricted Stock Award") 600,000 common shares
     ("Shares") of Primus Guaranty Ltd. ("Primus Guaranty"). One-third of the number of Shares granted pursuant to the Restricted Stock Award will vest on each of the first 3 anniversaries of the Commencement Date. Except as provided in paragraph 7 below, upon your termination of employment, all
     Shares granted pursuant to the Restricted Stock Award that have not yet vested will be forfeited back to Primus Guaranty for the amount you paid.
     With respect to any Shares that may be issued to you, you will be a party to the Shareholders' Agreement among Primus Guaranty and its shareholders, dated as of March 12, 2002, as the same may be amended from time to time
     (the "Shareholders' Agreement") and be subject to the terms therein. Should there be any conflict between the Shareholders' Agreement and this Letter
     Agreement, the terms of this Letter Agreement will govern.

7.   Termination. Notwithstanding the Term of this Letter Agreement, your employment with the Company will be at-will, meaning that you will be free to resign from the Company and the Company will be free to terminate your employment, at any time. Upon such termination, resignation during or upon expiration of the Term you will be entitled to any salary earned and accrued but not yet paid, any reimbursable business expenses incurred but not yet reimbursed, and any benefit to which you (or members of your family) may be entitled to under the Company's benefit plans as of the date of termination. In addition, in the event that (x) your employment is terminated by the Company other than for Cause or other than for Disability during the Term, or (y) you terminate your employment for Good Reason during the Term, you will be entitled to receive (i) (a) payments at the rate of 200% of your base salary in accordance with normal payroll practices and (b) Health Coverage, in each case for a period of 12 months or for the remainder of the Term, whichever is less, and (ii) payment of the cash portion of the annual bonus and award of the stock portion to which you would have been entitled had you remained employed until the end of the fiscal year in which such termination occurs, multiplied by a fraction, the numerator of which equals the sum of the number of months (or fractions thereof) during such fiscal year that you have been employed by the Company and the denominator of which equals twelve, paid when the bonus is normally paid. In addition, where such termination is by you for Good
     Reason, you will also be entitled to immediate vesting of all stock grants and option awards otherwise due to vest at a later date. If your employment is terminated by reason of Disability during the Term, or ends upon expiration of the Term for any reason, you will be entitled to the payment set forth in clause (ii) above, and not the payment or benefits set forth in clause (i). For purposes of this Letter Agreement, "Cause" means a finding by the Chief Executive Officer of the

     Company which is approved by a majority of the Board of Directors
     (excluding you, if you are a director) at a meeting in which you will have an opportunity to participate that you have (i) materially failed, refused or neglected to perform your job functions (other than by reason of a physical or mental impairment) that continued after you have been provided adequate and specific notice thereof, (ii) failed to comply with any material term of this Letter Agreement or any material term of any written
     Company policy that is applicable and has been communicated to you, which failure continued after you have been provided adequate and specific notice thereof, (iii) committed an act of fraud or embezzlement against the
     Company or its affiliates, or (iv) been convicted of, or entered a plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude. "Good Reason" means any material breach by the Company of its obligations under this Letter Agreement that either cannot be cured or continues after you have provided adequate and specific written notice thereof. "Disability" shall mean your continuous inability by reason of a physical or mental illness, injury or impairment to perform the duties assigned to you for a period of six consecutive calendar months.

     If prior to the expiration of the Term, you terminate your employment other than for Good Reason, or the Company terminates your employment for Cause, and at the time of such termination, you beneficially hold Shares or hold an option to purchase Shares, then the Company shall have the right (but not the obligation) to repurchase such Shares during the 90 day period following the date of such termination, or, if later, the date that you acquire the Shares upon exercise of such option, or such longer period as may be necessary so that the exercise of such right does not give rise to a compensation expense pursuant to Accounting Principles Board Opinion 25 (or any successor thereto). The repurchase price per Share shall equal the fair market value per Share on the date of repurchase, as determined pursuant to the Plan. Should the Company choose not to exercise its repurchase right,
     Primus Guaranty (or its designee) may exercise such right as if it were the
     Company, and Primus Guaranty shall be a third party beneficiary of this agreement with respect to the exercise of such right. The repurchase right under this paragraph 7 shall lapse upon the consummation of an underwritten, registered public offering of the Shares.

     You agree that upon termination of your employment with the Company for any reason, you will immediately resign any membership you may have on the
     Board of Directors of the Company and of any affiliate of the Company. You further agree that you will as promptly as practicable deliver to the
     Company all documents, correspondence, memoranda, notes, records, reports, plans, designs, studies and any other papers or items made or received by you in connection with your employment with the Company (including without limitation documents prepared by you or which may have come into your possession in the course of your employment hereunder) that are reasonably necessary to the on-going functioning of the Company (whether or not constituting confidential information), and all computer equipment, disks and software, keys, credit cards, books and other property of the Company then in your possession.

8.   Withholding. The Company shall have the right to withhold from any amount payable hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

9.   Proprietary Information. You understand that your work with the Company will involve access to and creation of confidential (including trade secrets) and proprietary information (collectively "Proprietary
     Information") and recognize that it is in the legitimate business interest of the Company to restrict your disclosure or use of Proprietary
     Information. You therefore agree that you will maintain the confidentiality of, and will never use or disclose, or authorize any other person or entity to use or disclose, any Proprietary Information, other than in connection with your employment as necessary to further the business objectives of the
     Company or as may be required by law or legal process or as may be required for you to enforce your rights under this Letter Agreement or as a stockholder of the Company. The term Proprietary Information includes, by way of example and without limitation, matters of a technical nature, such as software design and specifications, financial models, scientific, trade and engineering secrets, "know-how", formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers and suppliers of the Company and its subsidiaries and affiliates, the management, operation and planning of the Company and its subsidiaries and affiliates, procurement and promotional information, credit and financial data concerning customers or suppliers of the Company and its subsidiaries and affiliates, and other information of a similar nature to the extent not available to the public, and plans for future development, but does not include any information that has been publicly disclosed or was known to you prior to accepting employment with the Company. You acknowledge that your obligations under this paragraph shall survive your termination of employment with the Company.

10.  Innovations. You agree to promptly and fully disclose to the Company all ideas, inventions, discoveries, creations, designs, materials, works of authorship, trademarks, and other technology and rights (and any related improvements or modifications thereof), whether patentable or not, copyrightable or not, or otherwise protectable or not under any form of legal protection afforded to intellectual property (collectively,
     "Innovations"), relating to any activities of the Company and its subsidiaries and affiliates, conceived or developed by you alone or with others during the Term or any prior term of employment with the Company or its affiliates, whether or not conceived during regular business hours.
     Such Innovations shall be the sole property of the Company. To the extent possible, such Innovations shall each be considered a Work Made For Hire by you for the Company within the meaning of the U.S. Copyright Act. To the extent such Innovations may not be considered such a Work Made For Hire, you hereby assign to the Company, without additional consideration, any right, title, or interest you may now have in such

     Innovations, and going forward, you agree to automatically assign to the
     Company at the time of creation of the Innovations, without additional consideration, any right, title, or interest you may have in such
     Innovations. You will (whether during or after your employment with the
     Company) execute such written instruments and do other such acts as may be necessary in the reasonable opinion of the Company to obtain a patent, register a copyright, or otherwise protect or enforce the Company's rights in such Innovations. You agree to assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Innovations.

11.  Competing Businesses. You agree that, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, during your employment and (i) if you resign other than for Good Reason or you are terminated for Cause prior to the expiration of the Term, for a period of
     12 months following such resignation or termination, or (ii) for any period following your termination of employment during which you are receiving payments and benefits under paragraph 7(i) termination thereof for any reason, you will not directly or indirectly, on your own behalf or as a partner, officer, director, employee, agent, consultant or stockholder
     (other than as the holder of 1% or less of the voting capital stock of any corporation with a class of equity securities registered under Section
     12(b) or 12(g) of the Securities Exchange Act of 1934, as amended) engage in or render services to any person or entity engaged in the development or sale of financial products related to credit enhancement, or that is a dealer with respect to such products, where your activities will primarily relate to financial products offered by the Company or one of its subsidiaries or affiliates at the time of your termination of employment.
     The Company may elect, within 90 days following your termination of employment, to extend the period provided in clause (ii) above, up to a maximum of 12 months from such termination, by continuing the payments and benefits under paragraph 7(i) during such extended period. The period following your termination of employment during which this paragraph 11 applies is referred to as the "Restricted Period". Notwithstanding the foregoing, this restriction shall not apply following your termination of employment if your employment is terminated on account of your Disability, nor shall this restriction apply to the extent the Company and Primus no longer offer credit enhancement. If, in any judicial proceeding, a court shall refuse to enforce this covenant because the time limit is too long or because it is more extensive than necessary to protect the business and goodwill of the Company, it is understood and agreed between the parties that for purposes of such proceeding such time limitation and areas of enforcement shall be reformed to the extent necessary to permit enforcement of such covenant.

12.  Business Relationships. You acknowledge that the relationships of the
     Company and its subsidiaries and affiliates with their employees, customers and vendors are valuable business assets. You agree that, during your employment and thereafter during the Restricted Period, you will not directly or indirectly (for yourself or for any third party) divert or attempt to divert from the Company or its subsidiaries and affiliates any business, employee, customer or vendor, through solicitation or otherwise.
     Further, you

     agree not to make any disparaging remarks or comments with respect to the
     Company and its affiliates.

13.  Enforcement. You agree that: (i) the covenants set forth in paragraphs 9 through 12 are reasonable in all respects, including, where applicable, geographical and temporal scope, and (ii) the Company would not have entered into this Letter Agreement but for your covenants contained therein, and (iii) the covenants contained therein have been made in order to induce the Company to enter into this Letter Agreement. If, at the time of enforcement of paragraphs 9 through 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You recognize and affirm that in the event of your breach of any provision of paragraph 9 through 12, money damages would be inadequate and the Company would have no adequate remedy at law.
     Accordingly, you agree that in the event of a breach or a threatened breach by you of any of the provisions of paragraphs 9 through 12, the Company, in addition and supplementary to other rights and remedies granted by law existing in its favor (including recovery of damages and costs (including reasonable attorneys' fees)), may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

14.  Indemnification. To the fullest extent permitted by law, the Company will indemnify you and hold you harmless from all claims arising from any action taken by you, or your failure to act, within the scope of your authority as an officer or director of the Company and/or its affiliates, unless the action or omission is fraudulent or constitutes willful misconduct or gross negligence. The Company currently maintains and will continue to maintain during the course of your employment a directors & officers liability insurance policy providing for a reasonable level of coverage, and will name you as insured under such policy.

16.  No Conflicts; Proper Authorization. You represent and warrant to the
     Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter
     Agreement. The Company represents and warrants to you that the terms of this Letter Agreement have been fully authorized and approved by the Board of Directors of the Company.

17.  Governing Law. The terms of this Letter Agreement and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule

     (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

18.  Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes (except, at the election of the Company, for injunctive relief with respect to disputes arising out of an alleged breach or threatened breach of Sections 10 through 13) involving this Letter
     Agreement, including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration before a panel of three arbitrators serving under the
     Commercial Arbitration Rules of the American Arbitration Association
     ("AAA"). In event of a dispute, a written request for arbitration shall be submitted to the New York, New York office of the AAA. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys' fees and witness expenses, shall be shared equally by you and the Company. Each party shall bear its own witness expenses and attorneys fees.

19.  Entire Agreement. Except for the Shareholders' Agreement, this Letter
     Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company, Primus Guaranty or any of their affiliates or predecessors, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

20.  Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

21.  Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three days after being sent by United States certified mail, postage prepaid, with return receipt requested to, the parties at their respective addresses set forth below:

     To the Company:

     Primus Corporate Services, Inc.
     375 Park Avenue
     Suite 1302
     New York NY 10152

     To the Executive:

     Zachary Snow, Esq.
     27 Bank Street
     New York, NY 10014

                                  *  *  *  *

If the foregoing is acceptable to you, kindly sign and return to me one copy of this letter, and this letter shall constitute a binding agreement between you and the Company.

                                       Sincerely yours,

                                       Primus Corporate Services, Inc.

                                       By: /s/ Thomas W. Jasper
                                          --------------------------------------
                                          Name: Thomas W. Jasper
                                          Title: Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Zachary Snow
--------------------------------------
Zachary Snow

May 12, 2003

Zachary Snow
27 Bank Street
New York, NY  10014

Dear Zack:

I am pleased to inform you that, as a key employee of Primus, effective May 1,
2003 your salary has been increased to $350,000 per year as part of Primus' new compensation plan. This increase has been granted with the understanding that the additional salary paid in 2003 will be regarded as bonus compensation for purposes of satisfying the guaranteed bonus provision of your offer letter dated
April 26, 2002.

Sincerely,

/s/ Thomas W. Jasper
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